UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2007

BRIGGS & STRATTON CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-1370	39-0182330
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

12301 West Wirth Street, Wauwatosa, Wisconsin 53222

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (414) 259-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 12, 2007, Briggs & Stratton Corporation (the “Company”), entered into a $500 million amended and restated multicurrency credit agreement (the “Amended Credit Agreement”) with Bank of America, N.A., as administrative agent, and other lenders party thereto. The Amended Credit Agreement amends and restates that certain credit agreement between the Company and the existing lenders dated as of May 28, 2004 (as previously amended, the “Prior Credit Agreement”). The Amended Credit Agreement provides for up to $500 million in revolving loans and swingline loans (collectively, the “Revolver”). Under the Revolver, the Company may borrow up to $25 million in swingline loans. The Company will use proceeds of the Revolver to, among other things, pay off amounts outstanding under the Company’s Term Loan Agreement dated as of February 11, 2005 with various financial institutions and Bank of America, N.A., as administrative agent, as amended prior to the date hereof.

The Amended Credit Agreement has a term of five years and all outstanding borrowings on the Revolver will be due and payable on July 12, 2012. Amounts available under the Revolver are reduced by letters of credit issued under the Amended Credit Agreement not to exceed $50 million in the aggregate of all undrawn amounts and amounts that have yet to be disbursed under all existing letters of credit.

The Amended Credit Agreement contains covenants that the Company considers usual and customary for an agreement of this type, including a Maximum Total Leverage Ratio and Minimum Interest Coverage Ratio, but does not contain a Minimum Net Worth Covenant. Certain of the Company’s subsidiaries are required to be guarantors of the Company’s obligations under the Revolver.

At any time during the term of the Amended Credit Agreement, the Company may, so long as no event of default has occurred and is continuing and certain other conditions are satisfied, elect to increase the maximum amount available under the Revolver from $500 million by up to an amount not to exceed $250 million through, at the Company’s election, increases of commitments by existing lenders and/or the addition of new lenders.

Each revolving loan will bear interest at a variable rate equal to (i) LIBOR plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied, or (ii) the higher of (a) the sum of the federal funds rate and 0.5% and (b) the prime rate of Bank of America, N.A.

The Company must also pay a fee, which may range from .10% to .20% on the aggregate unused commitments under the Amended Credit Agreement, and a fee, which may range from .25% to 1.00% on the undrawn amount of letters of credit.

Bank of America, N.A., and certain of the parties to the Amended Credit Agreement and certain of their respective affiliates have performed in the past, and may perform in the future, banking, investment banking or other advisory services for the Company and its affiliates from time to time for which they have received, or will receive, customary fees and expenses.

The foregoing description is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(4.1) Amended and Restated Multicurrency Credit Agreement, dated as of July 12, 2007, among Briggs & Stratton Corporation, the financial institutions party thereto and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGGS & STRATTON CORPORATION
(Registrant)

Date: July 18, 2007	By:	/s/ James E. Brenn
James E. Brenn
Senior Vice President and Chief Financial Officer
Duly Authorized Officer

Briggs & Stratton Corporation

Exhibit Index to Current Report on Form 8-K

Dated July 12, 2007

Exhibit Number
(4.1)	Amended and Restated Multicurrency Credit Agreement, dated as of July 12, 2007, among Briggs & Stratton Corporation, the financial institutions party thereto and Bank of America, N.A., as administrative agent.